Exhibit 3.1

Registrar of Companies
Government Administration Building
133 Elgin Avenue
George Town
Grand Cayman

Twin Ridge Capital Acquisition Corp. (ROC # 369912) (the "Company")

TAKE NOTICE that by minutes of the extraordinary general meeting of the Company held on 6 March 2023, the following special resolution was passed:

Proposal No. 1—The Extension Amendment Proposal—

RESOLVED, as a special resolution that:

a)	Article 49.7 of Twin Ridge’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.7:

“In the event that the Company does not consummate a Business Combination upon the date which is the later of (i) 8 June 2023 (or 8 March 2024, if applicable under the provisions of this Article 49.7) and (ii) such later date as may be approved by the Members in accordance with the Articles (in any case, such date being referred to as the “Termination Date”), the Company shall (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of the then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated a Business Combination within twenty-seven months from the closing of the IPO, the Company may, without another vote of the Members, elect to extend the date to consummate the Business Combination on a monthly basis for up to nine times by an additional one month each time after the twenty-seventh month from the closing of the IPO, by resolution of the Directors, if requested by the Sponsor in writing, and upon five days’ advance notice prior to the applicable Termination Date, until thirty-six months from the closing of the IPO, provided that Carbon Revolution Limited, an Australian public company with Australian Company Number (ACN) 128 274 653 listed on the Australian Securities Exchange, or the Sponsor (or one or more of their Affiliates, members or third-party designees) (the “Lender”) will deposit US$160,000 into the Trust Account for each such monthly extension, for an aggregate deposit of up to US$1,440,000 (if all nine additional monthly extensions are exercised), in exchange for a non-interest bearing, unsecured promissory note issued by the Company to the Lender. If the Company completes a Business Combination, it will, at the option of the Lender, repay the amounts loaned under the promissory note. If the Company does not complete a Business Combination by the applicable Termination Date, such promissory note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.”

b)	Article 49.8(a) of Twin Ridge’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.8(a):

“to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within twenty-seven months (or up to thirty-six months, if applicable under the provisions of Article 49.7) from the consummation of the IPO;”

/s/ Alec Pultr
Alec Pultr
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 7th day of March 2023.